                                                                 EXHIBIT (h)(6)

                            SOUND SHORE FUND, INC.
                         COMPLIANCE SERVICES AGREEMENT

   AGREEMENT made as of the 1st of October 2004 and as amended and restated on January 25, 2007, by and between Sound Shore Fund, Inc., a Maryland corporation, with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (the "Fund"), and Foreside Compliance Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("FCS").

   WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and issues its shares of common stock, $0.001 par value (the "Shares"); and

   WHEREAS, the Fund desires that FCS perform certain compliance services and FCS is willing to provide those services on the terms and conditions set forth in this Agreement;

   NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and FCS hereby agree as follows:

   SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

   (a) The Fund hereby appoints FCS, and FCS hereby agrees, to provide a Chief Compliance Officer ("CCO"), as described in Rule 38a-1 of the 1940 Act ("Rule 38a-1") and a Treasurer ("PFO"), to the Fund for the period and on the terms and conditions set forth in this Agreement.

   (b) In connection therewith, the Fund has delivered to FCS copies of:
(i) the Fund's Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organizational Documents"); (ii) the Fund's current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the Fund's current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the "Prospectus" or "SAI", as the case may be, or the "Disclosure Documents"); (iv) each plan of distribution or similar document adopted by the Fund under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Fund ("Service Plan");
(v) copies of the Fund's current annual and semi-annual reports to shareholders; and (vi) all policies, programs and procedures adopted by the Fund with respect to the Funds (e.g., repurchase agreement procedures), and shall promptly furnish FCS with all amendments of or supplements to the foregoing. The Fund shall deliver to FCS a certified copy of the resolution of the Board of Directors of the Fund (the "Board") appointing FCS hereunder and authorizing the execution and delivery of this Agreement.

   SECTION 2. DUTIES OF FCS

   (a) Subject to the approval of the Board, FCS shall make available a qualified person to act as the Fund's CCO who is competent and knowledgeable regarding the federal securities laws. FCS' responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.

   (b) With respect to the Fund, the CCO shall:

       (i) Report directly to the Board;

       (ii) Review and administer the Fund's compliance program policies and procedures including those policies and procedures of the Fund's adviser, administrator, principal underwriter and transfer agent (collectively, Service Providers") that relate to the Fund;

       (iii) Conduct periodic reviews of the Fund's compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

       (iv) Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation;

       (v) Apprise the Board of significant compliance events at the Fund or its Services Providers;

       (vi) Design testing methods for the Fund's compliance program policies and procedures;

       (vii) Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers;

       (viii) Conduct periodic site visits to advisers and other Service Providers as necessary;

       (ix) Provide training and deliver updates to the Fund or its Service Providers, as necessary;

       (x) Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as special meetings on an as-needed basis.

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       (xi) Prepare a written annual report for the Board. Such report shall, at a minimum, address (A) the operation of the Fund's and its Service Providers' policies and procedures since the last report to the Board;
       (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any "material compliance matters" (as defined in Rule 38a-1) since the date of the last report; and

       (xii) No less than annually, the CCO shall meet separately with the Fund's independent Directors.

   (c) With respect to the Fund, FCS shall

       (i) Provide compliance support for intermediary agreements that pertain to the Fund, such as shareholder service and similar service agreements, other than those agreements for which FCS is required to provide the services pursuant to the Distribution Agreement between the Fund and FCS dated January 23, 2006 ("Distribution Agreement");

       (ii) Review and approve communications with the public including quarterly financial statements not otherwise required to be reviewed by FCS pursuant to the Distribution Agreement, for the Fund's compliance with applicable law;

       (iv) Assist the Fund with compliance matters as requested.

   (d) With respect to the Fund, FCS shall, subject to the approval of the Board, make available a qualified person who is competent and knowledgeable regarding the management and internal controls of the Fund to serve as the Fund's Treasurer who will have the authority normally incident to such office including the authority to execute documents required to be executed by the Fund's "principal financial officer" (PFO).

   (e) FCS shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

   (f) FCS shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in the possession of FCS shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during FCS' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by FCS to the Fund or the Fund's authorized representatives at the Fund's expense.

   (g) Nothing contained herein shall be construed to require FCS to perform any service that could cause FCS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except with respect to FCS' duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

   (h) In order for FCS to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage all Service Providers to furnish any and all information to FCS as reasonably requested by FCS, and assist FCS as may be required and (ii) shall take reasonable steps to obtain the result that FCS has access to all records and documents maintained by the Fund or any service provider to the Fund.

   SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

   (a) FCS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by FCS in writing. FCS shall use its best judgment and efforts in rendering the services described in this Agreement. FCS shall not be liable to the Fund or any of the Fund's stockholders for any action or inaction of FCS relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance in the performance of FCS' duties or obligations under this Agreement. Further, FCS shall not liable to the Fund or any of the Fund's stockholders for any action taken or failure to act in good faith reliance upon:

   (i) the advice and opinion of Fund counsel; and

   (ii) any certified copy of any resolution of the Board;

and FCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which FCS reasonably believes in good faith to be genuine.

   (b) The Fund agrees to indemnify and hold harmless FCS, its employees, agents, directors, officers and managers and any person who controls FCS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act ("FCS Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to FCS's actions taken or failures to act with respect to the Fund in connection with the performance of any duties or obligations under this Agreement (a "FCS Claim"); provided, however, that nothing contained herein shall entitle a FCS Indemnitee to indemnification with respect to any FCS Claim arising from FCS' own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement . For purposes of this Agreement, FCS' bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by FCS consistent with the last sentence of Section 3(a). Further, the Fund shall not be required to indemnify any FCS Indemnitee if, prior to confessing any FCS Claim against the FCS Indemnitee, FCS or the FCS Indemnitee does not give the Fund written notice of and reasonable opportunity to defend against the FCS Claim in its own name or in the name of the FCS Indemnitee.

   (c) FCS agrees to indemnify and hold harmless the Fund, its employees, agents, directors, officers and managers ("Fund Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) FCS' actions taken or failures to act with respect to the Fund that are not consistent with Section 3(a);
(ii) any breach of this Agreement with FCS; or (iii) any breach of FCS' representations set forth in Section 4 (a "Fund Claim"). FCS shall not be required to indemnify any Fund Indemnitee if, prior to confessing any Fund Claim against the Fund Indemnitee, the Fund or the Fund Indemnitee does not give FCS written notice of and reasonable opportunity to defend against the Fund Claim in its own name or in the name of the Fund Indemnitee.

   (d) FCS shall not be liable for the errors of other service providers to the Fund or their systems.

   (e) The Fund, and not FCS, shall be solely responsible for approval of the designation and compensation of the Fund CCO, as well as for removing the CCO from his or her responsibilities related to the Fund in accordance with Rule 38a-1. Therefore, notwithstanding the provisions of this section 3, the Fund shall supervise the activities of the Fund CCO with regard to such activities.

   SECTION 4. REPRESENTATIONS AND WARRANTIES

   (a) FCS represents and warrants to the Fund that:

       (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

       (ii) It is duly qualified to carry on its business in the State of Maine;

       (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

       (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

       (v) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;

       (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FCS, enforceable against FCS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

       (vii) It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund ;

       (viii) It shall compensate the CCO fairly, subject to the Board's right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

       (ix) It shall report to the Board promptly if FCS learns about CCO malfeasance or in the event the CCO is terminated as a CCO by another Fund; and

       (x) It shall report to the Board if at any time the CCO is subject to the "bad boy" disqualifications as set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

   (b) The Fund represents and warrants to FCS that:

       (i) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland and is qualified to do business and is in good standing under the laws of the State of Maryland;

       (ii) It is empowered under applicable laws and by its Fund Documents to enter into this Agreement and perform its duties under this Agreement;

       (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

       (iv) It is an open-end management investment company registered under the 1940 Act;

       (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

       (vi) A registration statement under the Securities Act and the Exchange Act is currently effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect the Fund; and

       (vii) The CCO shall be covered by the Fund's Directors &
       Officers/Errors & Omissions Policy (the "Policy"), and the Fund shall use reasonable efforts to ensure that the CCO's coverage be
       (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as the Fund's CCO on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund officers (but for a period no less than six years). The Fund shall provide FCS with proof of current coverage, including a copy of the Policy, and shall notify FCS immediately should the Policy be cancelled or terminated.

   SECTION 5. COMPENSATION AND EXPENSES

   (a) In consideration of the compliance services provided by FCS pursuant to this Agreement, the Fund shall pay FCS the fees set forth in Appendix A hereto.

   All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix A hereto shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any out-of-pocket charges incurred by FCS as set forth in Appendix A shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to FCS such compensation, as shall be payable prior to the effective date of termination.

   (b) FCS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel. The costs of any such advice or opinion shall be borne by the Fund.

   (c) FCS shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Fund Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund's independent directors, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations;
(ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Fund's existence; (xii) costs of preparing, filing and printing the Fund's Prospectus, subscription application forms and stockholder reports and other communications and delivering them to existing stockholders, whether of record or beneficial; (xiii) expenses of meetings of stockholders and proxy solicitations therefor; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of Shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Fund's directors and officers (except those incurred by officers affiliated with FCS); (xvii) costs of other personnel performing services for the Fund; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

   SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

   (a) This Agreement shall become effective on the date indicated above or such time FCS commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the Fund.

   (b) This Agreement shall continue in effect until terminated.

   (c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days' written notice to FCS or (ii) by FCS on sixty (60) days' written notice to the Fund; provided that the provisions of this Agreement related to services pursuant to Section 2, may be terminated at any time by the Board, effective upon written notice to FCS, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected.

   (d) The provisions of Sections 2(e), 3, 6(d), 6(e), 7, 8, 10, 11, and 12 shall survive any termination of this Agreement.

   (e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either FCS or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

   SECTION 7. CONFIDENTIALITY

   Each Party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information, including, without limitation, Regulation S-P (if applicable). FCS agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that FCS may

   (a) Release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FCS is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that FCS shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.

   SECTION 8. FORCE MAJEURE

   FCS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent FCS' obligations hereunder are to oversee or monitor the activities of third parties, FCS shall not be liable for any failure or delay in the performance of FCS' duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with FCS.

   SECTION 9. ACTIVITIES OF FCS

   (a) Except to the extent necessary to perform FCS' obligations under this Agreement, nothing herein shall be deemed to limit or restrict FCS' right, or the right of any of FCS' managers, officers or employees who also may be a director, officer or employee of the Fund, or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

   (b) Upon notice to the Fund, FCS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of FCS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve FCS of its responsibilities hereunder. FCS may pay those persons for their services, but no such payment will increase FCS' compensation or reimbursement of expenses from the Fund.

   SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

   FCS shall cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

   SECTION 11. LIMITATION OF STOCKHOLDER AND DIRECTOR LIABILITY

   The directors of the Fund and the stockholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and FCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

   SECTION 12. MISCELLANEOUS

   (a) Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

   (b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

   (c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

   (d) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both FCS and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

   (e) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   (f) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

   (g) Nothing contained in this Agreement is intended to or shall require FCS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

   (h) The term "affiliate" and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                           SOUND SHORE FUND, INC.

                                           By:    -----------------------------
                                           Name:  -----------------------------
                                           Title: -----------------------------

                                           FORESIDE COMPLIANCE SERVICES, LLC

                                           By:    -----------------------------
                                                  Simon D. Collier
                                                  Managing Partner

                            SOUND SHORE FUND, INC.
                         COMPLIANCE SERVICES AGREEMENT

                                  APPENDIX A
                             AS OF OCTOBER 1, 2004
                 AND AS AMENDED AND RESTATED JANUARY 25, 2007

(1) COMPLIANCE OFFICER SERVICES

    (a)  Standard Annual Fee:

         $40,000

(2) OTHER COMPLIANCE SERVICES

    (a)  Basis Point Fee (% of Fund Annual Average Daily Net Assets):

         0.0045%

    (B)  WEBSITE MAINTENANCE FEE:

         $500 PER MONTH

(3) PRINCIPAL FINANCIAL OFFICER SERVICES

    (a)  $25,000 per year

(4) OUT-OF-POCKET AND RELATED EXPENSES

The Fund shall reimburse FCS for the following out-of-pocket and ancillary expenses:

   (i)    communications

   (ii)   postage and delivery services

   (iii) record storage and retention (imaging, microfilm and shareholder record storage)

   (iv)   reproduction

   (v) reasonable travel expenses for the CCO incurred in connection with his oversight of the compliance programs of the Service Providers

   (vi) reasonable travel expenses incurred in connection with travel requested by the Board

   (vii) other expenses incurred in connection with providing the services described in this Agreement if approved by the Fund

                                    - A1 -